Exhibit 10.1

SECURITIES PURCHASE

AGREEMENT

MD TECHNOLOGIES INC.

AND

MEDICAL GROUP SERVICES, INC.

ANTHONY F. MANISCALCO and CATHERINE A. MANISCALCO

BRINA CABRERA

OCTOBER 31, 2005

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) dated as of October 31, 2005, by and among (i) MD TECHNOLOGIES INC., a Delaware corporation (“MDTO”) (the “BUYER”); (ii) MEDICAL GROUP SERVICES, INC., a Florida corporation; (referred to herein as the “SELLER” or “MGSI”); (iii) ANTHONY F. MANISCALCO and CATHERINE A. MANISCALCO (“Maniscalco”); and (iv) BRINA CABRERA (“Cabrera”). Maniscalco and Cabrera are sometimes hereinafter referred to individually as an “Equityholder” and collectively as the “Equityholders.”

R E C I T A L S

WHEREAS, Maniscalco and Cabrera are the sole owners of SELLER. A table summarizing such ownership is set forth below:

Medical Group Services, Inc.
Maniscalco	850 Shares
Cabrera	150 Shares

WHEREAS, SELLER is engaged in the business (the “Business”) of (i) medical billing and collection services; and (ii) providing healthcare business management and consulting services.

WHEREAS, the BUYER desires to purchase from the Equityholders all of the issued and outstanding Equity Interests of the SELLER together with any interests in the goodwill of the Business of the SELLER, and each of the Equityholders desire to sell such Equity Interests in exchange for cash and stock of MDTO.

WHEREAS, as a material inducement to the BUYER to enter into this Agreement and consummate the transactions contemplated hereby, the Equityholders have agreed to (i) indemnify the BUYER in the manner set forth in the Indemnification Agreement attached hereto as Exhibit “A” and (ii) enter into the covenants against competition, disclosure of confidential information and solicitation of employees and customers set forth the Non-Competition Agreement referred to in Section 7.9 and attached hereto as Exhibit “B”.

NOW, THEREFORE, in consideration of these premises, the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties hereto agree as follows:

Article I

PURCHASE AND SALE OF EQUITY INTERESTS; RETENTION OF LIABILITIES

1.1 Purchase and Sale of Equity Interests On and subject to the terms and conditions of this Agreement, BUYER hereby purchases from each Equityholder, and each Equityholder hereby sells, transfers, assigns, conveys and delivers to the BUYER, all right, title and interest in and to all of such Equityholder’s Equity Interests of SELLER set forth opposite his name on Schedule I attached hereto under the heading “Purchased Equity Interests and Consideration,” which Equity Interests represent all of the issued and outstanding Equity Interests of SELLER for the consideration specified below.

1.2 Retained Liabilities Notwithstanding anything to the contrary contained in this Agreement, each of the Equityholders hereby agree jointly and severally to retain, and do hereby assume, certain Liabilities of SELLER (the “Retained Liabilities”). The Retained Liabilities shall include, without limitation, the following:

(a) any Liability of SELLER for expenses, Taxes or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement, the other Documents or the consummation (or preparation for the consummation) of the transactions contemplated hereby or thereby (including all attorneys,’ accountants’ and brokerage fees and any other professional service fees incurred by or imposed upon such SELLER);

(b) any Liability of SELLER under any agreement, contract, commitment, document, license or lease not listed on Section 1.3 below and any Liability of SELLER under any Contract or Permit arising out of a breach or alleged breach thereof that occurred as of or prior to the Closing;

(c) any Liability of SELLER with respect to any Taxes for any period or part thereof ending on or prior to the Closing Date, including any Liability for unpaid taxes of any Person as a transferee, successor by contract or otherwise;

(d) any Liability of SELLER (i) arising by reason of any violation or alleged violation of, or Liability under, any Law or any requirement of any Governmental Authority, or (ii) arising by reason of any breach or alleged breach by SELLER or Equityholder of any agreement, contract, lease, license, commitment, instrument, judgment, order or decree, to the extent such Liability results from or arises out of events, facts or circumstances occurring or existing on or prior to the Closing, notwithstanding that the date on which any action or claims is commenced or made is after the Closing;

(e) any Liability of SELLER arising under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), except to the extent, and in the proportion, that the facts, or circumstances underlying any such Liability are first created by the operation of the Business after the Closing Date, notwithstanding that the date on which any action or claim is commenced or made is after the Closing.

(f) any Liability of such SELLER for a warranty claim for any service provided by SELLER on or prior to the Closing based on any express warranty, oral or written, or any implied warranty arising due to the statements or conduct of SELLER, any Equityholder or SELLER’ employees or agents;

(g) any Liability of SELLER relating to any legal action or Proceeding arising out of or in connection with the conduct of SELLER or the Business prior to the Closing or any other conduct of SELLER or their respective officers, directors, managers, members, employees, stockholders, consultants, agents or advisors, whether or not disclosed on the Schedules hereto; specifically, any liability related to or arising out of the litigation pending in the Gulf Coast matter.

(h) any Liability of SELLER for bonuses or like payments to the Equityholders or any Affiliate thereof or any employees of SELLER (whether pursuant to a written agreement or an oral arrangement) for the period ending on or prior to the Closing, including, without limitation, any profit based compensation owed to any officer, manager or other employee of SELLER (whether pursuant to a written agreement or an oral arrangement);

(i) Any Liability of SELLER for post-Closing claims and invoice credits based on events that transpired prior to or on the Closing;

(j) Any Liability of SELLER to any former stockholder of SELLER; and

(k) Any other Liability of SELLER not expressly listed in this Section 1.2 arising out of transactions entered into at or prior to the Closing, or from any action or inaction at or prior to the Closing, any damage, accident, injury or death occurring prior to the Closing or from any state of facts existing at or prior to the Closing, regardless of when asserted; and

The Equityholders hereby acknowledge that they are, jointly and severally liable, retaining the Retained Liabilities, and the Equityholders shall pay, discharge and perform all such Retained Liabilities promptly when due.

1.3 Assumed Liabilities. Notwithstanding anything to the contrary contained in this Agreement, BUYER hereby agrees to assume the following specific liabilities:

(a) [CONFIDENTIAL TREATMENT REQUESTED];

(b) [CONFIDENTIAL TREATMENT REQUESTED];

(c) [CONFIDENTIAL TREATMENT REQUESTED].

Article II

CONSIDERATION FOR PURCHASE OF EQUITY INTERESTS; CLOSING

2.1 Purchase Price The purchase price of $3,000,000 paid by MDTO to the Equityholders (the “Purchase Price”) for the Equity Interests of SELLER being purchased by MDTO hereunder and the covenants contained in this Agreement and the Non-Competition Agreement referred to in Section 7.9, consists of:

Common stock of MDTO as set forth in Schedule I attached hereto under the heading “Stock Consideration” for an aggregate total of [CONFIDENTIAL TREATMENT REQUESTED] shares of MDTO common stock.

A cash payment to each Equityholder by the BUYER in the amount set forth on Schedule I attached hereto under the heading “Consideration,” for an aggregate total cash payment to all Equityholders of [CONFIDENTIAL TREATMENT REQUESTED], to be paid by available U.S. funds.

The common stock and cash portions of the Purchase price shall be paid pursuant to the following schedule:

a.	[CONFIDENTIAL TREATMENT REQUESTED] paid upon the execution of this Agreement and corresponding closing documents.

b.	[CONFIDENTIAL TREATMENT REQUESTED] to be escrowed with [CONFIDENTIAL TREATMENT REQUESTED] with instructions for the release of said funds to Equityholders as follows: The escrowed cash to be released within 31 days from expiration of the 12-month period immediately following execution of this Agreement if MGSI’s operations have achieved GAAP EBITDA of [CONFIDENTIAL TREATMENT REQUESTED] in the 12 month period (“First Earn Out Period”) immediately post closing. Should MGSI achieve GAAP EBITDA of less than [CONFIDENTIAL TREATMENT REQUESTED] but more than [CONFIDENTIAL TREATMENT REQUESTED], then the sums to be released shall be the product of [CONFIDENTIAL TREATMENT REQUESTED] times a fraction, wherein the numerator is EBITDA (up to [CONFIDENTIAL TREATMENT REQUESTED]) that exceeds [CONFIDENTIAL TREATMENT REQUESTED] and the denominator is [CONFIDENTIAL TREATMENT REQUESTED]. For example, if EBITDA is [CONFIDENTIAL TREATMENT REQUESTED], Equityholders shall receive [CONFIDENTIAL TREATMENT REQUESTED] of the escrowed funds. At the end of the First Earn Out period, should seller exceed the EBITDA threshold of [CONFIDENTIAL TREATMENT REQUESTED], then any excess over this threshold shall be carried over to the 12-month period immediately following the First Earn Out Period (the “Second Earn Out Period”) and shall accrue to SELLER’s calculation for SELLER’s performance criteria for such period.

c.	[CONFIDENTIAL TREATMENT REQUESTED] in MDTO’s stock (valued at [CONFIDENTIAL TREATMENT REQUESTED] per share, for a total of [CONFIDENTIAL TREATMENT REQUESTED] shares) to be escrowed with Hancock Bank with instructions for the release of said stock to Equityholders as follows: The escrowed stock to be released within 31 days from expiration of the 12-month period immediately following execution of this Agreement if MGSI’s operations have achieved GAAP EBITDA of [CONFIDENTIAL TREATMENT REQUESTED] in the First Earn Out Period. Should MGSI achieve GAAP EBITDA of less than [CONFIDENTIAL TREATMENT REQUESTED] but more than [CONFIDENTIAL TREATMENT REQUESTED], then the stock to be released shall be the product of [CONFIDENTIAL TREATMENT REQUESTED] times a fraction, wherein the numerator is EBITDA (up to [CONFIDENTIAL TREATMENT REQUESTED]) that exceeds [CONFIDENTIAL TREATMENT REQUESTED] and the denominator is [CONFIDENTIAL TREATMENT REQUESTED]. For example, if EBITDA is [CONFIDENTIAL TREATMENT REQUESTED], Equityholders shall receive [CONFIDENTIAL TREATMENT REQUESTED] of the escrowed stock.

d.	[CONFIDENTIAL TREATMENT REQUESTED] which the parties hereto expect to be escrowed with Hancock Bank on or prior to the 12th month post Closing with instructions for the release of said funds to Equityholders as follows:

In order to secure the obligation of MDTO to place the [CONFIDENTIAL TREATMENT REQUESTED] in escrow on or prior to the end of the 12th month post Closing, at Closing MDTO shall Execute and deliver a Promissory Note (“Note”) in the principal amount of [CONFIDENTIAL TREATMENT REQUESTED], providing for [CONFIDENTIAL TREATMENT REQUESTED] interest payable monthly beginning on the 13th month, with a balloon payment on the third anniversary of execution of the Note. Such Note to be escrowed with Hancock Bank along with a pledge of stock of MGSI security instrument acceptable to Equityholders securing the payment and performance of the Note, the Pledge Agreement and the Escrow Agreement.

If MDTO is successful in raising a minimum of [CONFIDENTIAL TREATMENT REQUESTED] in additional capital, during the First Earn Out Period, the first [CONFIDENTIAL TREATMENT REQUESTED] shall be placed in escrow and paid to the Equityholders should MGSI reach the earn-out numbers set forth in this Section 2.1(e). Should MDTO raise less than [CONFIDENTIAL TREATMENT REQUESTED] in additional capital, the amount placed in escrow therefore shall be the product of [CONFIDENTIAL TREATMENT REQUESTED] times a fraction wherein the numerator shall be the amount raised and the denominator shall be [CONFIDENTIAL TREATMENT REQUESTED]. In such event, the Escrow Agreement shall provide instructions to Hancock Bank to surrender the Note to MDTO upon execution and delivery of a replacement note (“Replacement Note”) thereof by MDTO, providing for identical terms to the Note except the principal amount shall equal to the difference between [CONFIDENTIAL TREATMENT REQUESTED] and the cash amount placed in escrow from capital raised by MDTO pursuant to this Agreement.

If MDTO is unable to deposit [CONFIDENTIAL TREATMENT REQUESTED] in escrow within 12 months of executing the closing and accompanying documents, all earn-out performance standards set forth in this Agreement above shall be waived and Equityholders shall receive all escrowed cash, all escrowed shares, and the Replacement Note, free of escrow restrictions, and the MGSI stock pledge shall remain in affect securing the obligation MDTO under the promissory note.

e.

[CONFIDENTIAL TREATMENT REQUESTED] in escrowed cash and the Note shall be released within 31 days from expiration of the Second Earn Out Period if MGSI’s operations have achieved GAAP EBITDA of [CONFIDENTIAL TREATMENT REQUESTED] in the Second Earn Out Period. Should MGSI achieve GAAP EBITDA of less than [CONFIDENTIAL TREATMENT REQUESTED] but more than [CONFIDENTIAL TREATMENT REQUESTED], then the sum to be released shall be the product of [CONFIDENTIAL TREATMENT REQUESTED] times a fraction, wherein the numerator is EBITDA (up to [CONFIDENTIAL TREATMENT REQUESTED]) that exceeds [CONFIDENTIAL TREATMENT REQUESTED] and the denominator is [CONFIDENTIAL TREATMENT REQUESTED]. Any EBITDA achieved by MGSI during the First Earn Out Period in excess of [CONFIDENTIAL TREATMENT REQUESTED] shall be added to the actual EBITDA achieved by MGSI during the Second Earn Out Period for purposes of determining whether MGSI has reached the [CONFIDENTIAL TREATMENT REQUESTED] EBITDA threshold necessary to earn the entire [CONFIDENTIAL TREATMENT REQUESTED] hereunder.

f.	Should operations of MGSI for the First Earn Out Period achieve GAAP EBITDA of [CONFIDENTIAL TREATMENT REQUESTED] or less, within thirty-one (31) days from expiration of the First Earn Out Period, the Escrow Agent shall release the escrowed stock to the Buyer.

g.	Should the operations of MGSI for the Second Earn Out Period achieve GAAP EBITDA of [CONFIDENTIAL TREATMENT REQUESTED] or less, within thirty-one (31) days from expiration of the Second Earn Out Period, any remaining escrowed funds left shall be released and paid to the Buyer.

h.	Buyer shall use its best efforts to register the stock placed in escrow pursuant to this Agreement within 180 days of the execution of this agreement in order for such stock to become free trading stock of MDTO. Should Buyer be unable to achieve said registration, Buyer hereby gives Equityholders a “Put Option” to sell the stock to BUYER. Said option is attached hereto as exhibit “A”.

The escrowed funds shall be escrowed with Hancock Bank, in accordance with the Escrow Agreement attached hereto as Exhibit “B” and released to Equityholders as stated above and pursuant to the terms and conditions of said Escrow Agreement.

For Federal income tax purposes only, the BUYER, SELLER and Equityholder agree one hundred percent of the Purchase Price shall be deemed to have been paid for the Equity Interests of SELLER.

The Closing The closing of this Agreement (the “Closing”) has taken place on October 31, 2005 at the offices of SELLER. The date on which the Closing has occurred shall be referred to as the “Closing Date.”

2.2 Deliveries at the Closing.

The Equityholders have delivered to MDTO:

(i) Stock certificates representing all of the Equity Interests of Medical Group Services, Inc., endorsed in blank or accompanied by duly executed assignment documents, free and clear of any Lien with respect thereto. In the event that the Equity Interests of Medical Group Services, Inc. are not evidenced by certificates, each Equityholder shall have delivered to BUYER such instrument or instruments of sale, transfer, conveyance and assignment as BUYER and its counsel may reasonably request;

(ii) A counterpart of each of the Employment Agreements, duly executed by Anthony F. Maniscalco and Brina Cabrera;

(iii) A counterpart to the Indemnification Agreement, duly executed by each of the Equityholders;

(iv) Certified copies of the Fundamental Documents of SELLER and the authorizing resolutions and incumbency certificates of SELLER for this Agreement and the other Documents;

(v) Counterparts to each a Non-Competition Agreement duly executed by each of the Equityholders;

(vi) Such other documents as may be reasonably requested by counsel for the BUYER as necessary to consummate the transactions contemplated by this Agreement.

MDTO has delivered to each of the Equityholders, as applicable:

(vii) The cash Purchase Price due at closing referred to in Section 2.1;

(viii) Counterpart of each Employment Agreement, duly executed by MDTO;

(ix) Counterparts to the Indemnification Agreement, duly executed by MDTO;

(x) A counterpart to each Non-Competition Agreement, duly executed by MDTO.

(xi) Copies of the fully executed Escrow Agreement.

(xii) Counterparts of the Put Option Agreement.

(xiii) Copies of the fully executed Stock Pledge Agreement

(xiv) Copy of the Note.

2.3 Undertaking of the Equityholders If any Equityholder holds any right, title or interest in or to any assets, properties, interests in properties or rights intended to be held by SELLER, whether by reason of any defects in corporate organization of SELLER or the proper maintenance of corporate status or good standing of SELLER or otherwise, then said assets, properties or rights are hereby transferred to SELLER and all provisions of this Agreement shall apply to such assets, properties, interests in properties and rights notwithstanding that they are not held by SELLER, and all such provisions of this Agreement shall be binding on the Equityholders.

2.4 Operating Revenue Shortfall Equityholders shall not take any funds or assets out of SELLER, other than those incurred in the ordinary course and scope of business. After closing, should SELLER have insufficient cash to satisfy their working capital needs (“Cash Shortfall”), BUYER shall fund such Cash Shortfall from the BUYER’s working capital. Within 45 days of BUYER funding the Cash Shortfall, BUYER shall be reimbursed from SELLER’s working capital. If SELLER has insufficient funds to reimburse BUYER, the Cash Shortfall shall be made up by using the funds contained in the escrow account established under this Agreement containing the unpaid purchase price. Any funds taken out of the escrow account to cover the Cash Shortfall shall be returned to escrow by the BUYER on or before the date that the escrow funds are to be paid to SELLER per the Escrow Agreement.

Article III

POST CLOSING, PRE EARN-OUT OPERATIONS

After the closing, and until the entire purchase price has been paid to Equityholders or until the Earn-out Period has expired whichever occurs first, the day-to-day operations of MGSI shall continue to be managed by Maniscalco and Cabrera pursuant to the following criteria:

3.1 Maniscalco and Cabrera shall have the right to approve or reject any changes to the management and/or operational methodologies proposed by MDTO.

3.2 Maniscalco and Cabrera shall have the right to approve or reject all proposed new customers proposed to be served by the operations of MGSI in Tampa Florida.

3.3 The revenue, and related EBITDA, associated with any new customers of MDTO and/or MGSI assigned to be served by MGSI’s operations in Tampa Fla., shall be allocated towards the earn-out target revenues and EBITDA required to be achieved in order for Equityholders to earn the full purchase price from the sale of MGSI to MDTO. MDTO shall use its best efforts to develop new customers for the MGSI’s operations in Tampa, Fl.

3.4 Maniscalco shall be entitled to receive the same notice and package of information received by the board members of MDTO and to monitor MDTO board meetings by telephone and in person where appropriate.

3.5 Notwithstanding any provision in this Agreement to the contrary or unless otherwise specifically provided in any employment agreement, BUYER shall not take any action or omit to take any action that shall prevent Maniscalco and Cabrera from exercising the full day to day management and control of the SELLER’s Tampa operations, including, without limitation, the hiring and retention of employees/agents and execution and delivery of such contracts, instruments and other documents, including the creation and maintenance of all financial accounts utilized in such operations and its relationships with Indian outsourcing vendors currently servicing MGSI or who may service MGSI until the purchase price is paid.

3.6 In the event any capital expenditures equal or exceed $60,000.00, in the aggregate over a 1 year period, then, Maniscalco and Cabrera shall obtain the written authorization from BUYER in order to proceed.

3.7 During the term of the first or second Earn Out Periods, SELLER shall not impose any additional capital expenditures on BUYER that exceed $60,000 in the aggregate over a 1 year period without the written authorization from SELLER to do so. During the term of the first or second Earn Out Periods, and for the purpose of calculating the Earn Out targets, BUYER shall not place any corporate overhead on seller and as long as the purchase price remains unpaid and will allocate only direct costs associated with SELLER’s operations if such direct costs are approved by SELLER.

3.8 In the event that MD Technologies, Inc. shall purchase Louisiana Physicians Corporation (“LPC”), and MD Technologies Inc. request Equityholders to assume any responsibility for the management of LPC, both MD Technologies, Inc., BUYER and Equityholders shall renegotiate, in good faith, the terms and conditions under which Equityholders shall be paid the Earn Out portion of the Purchase price, given the fact that the duties assigned to Equityholders may cause them to not devote 100% of their efforts to the operations of MGSI. Equityholders shall have the right to approve or disapproved any duties requested of them by MD Technologies Inc. with regards to the operations of LPC.

ARTICLE IV

CONDITIONS TO CLOSING BY MDTO

The condition of MDTO to consummate the transactions performed by it in connection with the Closing are based on the satisfaction of the following conditions as of the Closing:

4.1 Representations and Warranties; Covenants The representations and warranties set forth in Article V shall be true, complete and accurate in all respects on and as of the Closing Date. SELLER and the Equityholders shall have performed and complied in all respects with all covenants and agreements required by this Agreement to be performed or complied with by SELLER or Equityholders on or prior to the Closing Date.

4.2 Consents, Notices and Filings All consents, notices and filings required by this Agreement shall have been obtained, delivered, filed and/or and accepted, as the case may be, except for those consents, notices and filings that are to be obtained, delivered, filed and/or caused to be accepted after the Closing.

4.3 Absence of Material Adverse Change Since January 1, 2005, there shall have been no Material Adverse Change suffered by SELLER or the Business.

4.4 Absence of Litigation As of the Closing, there shall not be (a) any Order of any nature issued by a Governmental Authority with competent jurisdiction directing that the transactions provided for herein or any material aspect of them not be consummated as herein provided or (b) any Proceeding before any Governmental Authority pending wherein an unfavorable Order would (i) prevent the performance of this Agreement or the other Documents or the consummation of any material aspect of the transactions or events contemplated hereby, (ii) declare unlawful any material aspect of the transactions or events contemplated by this Agreement or the other Documents, (iii) cause any material aspect of the transaction contemplated by this Agreement or the other Documents to be rescinded or (iv) materially affect the right of MDTO to own, operate or control the Equity Interests of SELLER or the right of SELLER to operate the Business.

4.5 Proceedings All corporate and other proceedings taken or required to be taken by the SELLER and/or the Equityholders in connection with the transactions contemplated by this Agreement and the other Documents to be consummated at or prior to the Closing shall have been taken and all documents incident thereto shall be reasonably satisfactory in form and substance to MDTO and its counsel.

4.6 Governmental Filings All filings or registrations with any Governmental Authorities which are required for or in connection with the execution and delivery by the SELLER and the Equityholders of the Documents or the consummation of the transactions contemplated thereby shall have been obtained or made.

4.7 Opinion of Equityholders’ Counsel MDTO shall have received favorable opinions, each dated the Closing Date, of Frank J. Greco, counsel to SELLER and the Equityholders, that MGSI is properly incorporated, is in good standing and that he has explained the closing documents to the SELLER and Equityholders.

4.8 Documents All of the Documents shall have been duly executed and delivered, as applicable, by SELLER and/or the Equityholders, as applicable, and shall be in full force and effect.

4.9 Release of Liens On or prior to the Closing, MDTO shall have received duly executed releases (including UCC-3 termination statements) of all Liens (other than Permitted Liens) on the assets of SELLER in form and substance reasonably satisfactory to MDTO and its counsel or made satisfactory arrangements for the satisfaction of same following Closing.

4.10 Bankruptcy No Proceeding in which any of the Equityholders or SELLER shall be a debtor, defendant or party seeking an order for his or its own relief or reorganization shall have been brought or be pending by or against such Person under any United States, foreign, or state bankruptcy or insolvency Laws.

4.11 Good Standing The BUYER has received (i) a certificate issued by the Secretary of State of the State of Florida as of a date not more than ten (10) days before the Closing Date, as to the good standing of SELLER in such state.

4.12 Certain Matters Relating to the SELLER The BUYER has received (i) a copy of resolutions duly adopted by the board of directors of SELLER authorizing the execution, delivery and performance of this Agreement by SELLER, certified by the Secretary or Assistant Secretary of SELLER and (ii) a certificate of the Secretary or an Assistant Secretary of SELLER as to the incumbency and signatures of the officers of SELLER executing this Agreement or any other documents contemplated hereby.

4.13 Debt of SELLER. The EQUITYHOLDERS have paid and/or satisfied (or made satisfactory arrangement to pay), SELLER’s debt obligations to First Commercial Bank of Tampa Bay and shareholder loans.

Article V

REPRESENTATIONS AND WARRANTIES OF THE EQUITYHOLDERS

As a material inducement to MDTO to enter into and perform under this Agreement, SELLER and each of the Equityholders, jointly represents and warrants to MDTO the following:

5.1 Title to Equity Interests. Equityholder is the record and beneficial owner of the Equity Interests of SELLER as set forth opposite such Equityholder’s name on Schedule I, free and clear of any Lien, and has full power and authority to convey such Equity Interests, free and clear of any Lien, and, upon delivery of and payment for such shares as herein provided, MDTO will acquire good, marketable and valid title thereto, free and clear of any Lien. Such Equityholder is not a party to any option, warrant, purchase right, or other contract or commitment that could require such Equityholder to sell, transfer, or otherwise dispose of any Equity Interest of SELLER (other than this Agreement). Such Equityholder is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Equity Interest of SELLER.

5.2 Authorization of Transaction. Such Equityholder has all requisite power and authority to execute and deliver each Document to which he is a party and any and all instruments necessary or appropriate in order to effectuate fully the terms and conditions of each such Document and all related transactions and to perform its obligations under each such Document. Each Document to which such Equityholder is a party has been duly and validly authorized by all necessary action, and each Document to which such Equityholder is a party has been duly executed and delivered by such Equityholder and constitutes the valid and legally binding obligation of such Equityholder enforceable against such Equityholder in accordance with its terms and conditions.

5.3 Non-contravention. Except as set forth on Schedule 5.3, neither the execution, delivery and performance of the Documents nor the consummation of the transactions contemplated by the Documents by such Equityholder, shall (a) violate any Law to which any Equityholder is subject, (b) conflict with, result in a breach of, constitute a default (or an event which, with notice, lapsed time or both would constitute a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any contract, agreement, instrument or other document to which such Equityholder is a party or (c) result in the imposition of any Lien upon the Equity Interests of the SELLER held by such Equityholder. Except as set forth on Schedule 5.3, such Equityholder is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any consent or approval of any other Person in order for the Parties to consummate the transactions contemplated by the Documents and SELLER to conduct the Business as conducted (or contemplated to be conducted) in the ordinary course following the Closing.

5.4 Litigation. Except as set forth on Schedule 5.4, there are no Proceedings pending or, to the best knowledge of such Equityholder, threatened against such Equityholder and, to the best knowledge of such Equityholder, there is no Basis for any of the foregoing. Schedule 5.4 also sets forth all Proceedings involving such Equityholder during the period of time of SELLER’s existence which (i) alleged criminal conduct by such Equityholder, (ii) resulted in such Equityholder paying or receiving an amount in excess of $25,000 in connection with the adjudication or compromise of such matter or (iii) related to, or had, or could reasonably be expected to have, a Material Adverse Effect on SELLER. All materials provided to the BUYER relating to the matters described in Schedule 5.4 are true, correct and complete.

5.5 Disclosure.

(a) The representations and warranties of such Equityholder in this Agreement (including the Schedules attached hereto), taken as a whole, do not omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b) There is no fact known to such Equityholder that has specific application to SELLER or the Business (other than general economic or industry conditions) that materially adversely affects or, as far as SELLER can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of SELLER or the Business that has not been set forth in this Agreement including the Schedules.

5.6 Organization and Capitalization.

(a) Medical Group Services, Inc. is a corporation duly organized, validly existing and in good standing under the Laws of Florida. and is qualified to do business in every jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect on operations Schedule 5.6 lists all of the jurisdictions in which SELLER is qualified to do business as a foreign corporation. Schedule 5.6(a) also sets forth all names under which SELLER has conducted the Business.

(b) Schedule 5.6(b) lists the directors, members, managers and officers of SELLER. SELLER has delivered to MDTO correct and complete copies of its Fundamental Documents. The minute books (containing the records of meetings of the stockholders or members (in the case of a limited liability company), the board of directors (or any similar person or body of persons), and any committees of the board of directors (or any similar person or body of persons)), the stock certificate books (or membership interest books in the case of a limited liability company), and the stock record books (or membership interest record books in the case of a limited liability company) of SELLER, copies of which have been provided to MDTO, are correct and complete. SELLER is not in default under or in violation of any provision of its Fundamental Documents.

(c) The entire authorized capital stock of SELLER is set forth on Schedule 5.6(c). All of the issued and outstanding shares of capital stock of SELLER have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Equityholders as set forth on Schedule 5.6(c), free and clear of any Lien. There are no outstanding nor authorized options, warrants, preemptive rights, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require SELLER to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to SELLER. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of SELLER.

5.7 Subsidiaries. Except as set forth on Schedule 5.7, SELLER does not own, directly or indirectly, any stock, membership interest, partnership interest, joint venture interest, or other security interest in any other Person.

5.8 Financial Statements.

(a) Schedule 5.8(a) contains the following financial statements:

(i) the balance sheet of SELLER dated as of December 31, 2004 and December 31, 2003 and the related statements of operations, owners’ equity and cash flows, for the fiscal years ended December 31, 2004, and December 31, 2003 (“Financial Statements”);

(ii) the balance sheet of SELLER dated as of September 30. 2005 (the “Latest Balance Sheet”) and the related statements of operations, owners’ equity and cash flows, together with the accompanying supplementary information, for the 9-month period ending September 30, 2005;

(b) Except as specifically set forth on Schedule 5.8(b), (A) each of the Financial Statements, the Latest Balance Sheet (x) has been prepared in accordance with the books and records of the SELLER (which are true and correct in all material respects), (y) is true, correct and complete in all material respects, and (z) fairly presents the financial condition, results of operations, owners’ equity and changes in cash flow which it purports to present as of the dates thereof and for the periods indicated thereon, (B) each of the Financial Statements has been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, subject, in the case of the Latest Balance Sheet, to the lack of footnotes and other presentation items. Since December 31, 2004, except as required by applicable Law or GAAP, there has been no change in any accounting principle, procedure or practice followed by SELLER or in the method of applying any such principle, procedure or practice. Schedule 5.8(b)(i) sets forth a summary of all cash payments made by SELLER to any of the Equityholders or any of their Affiliates, whether by way of salary, bonus, commission, distribution or otherwise, since December 31, 2004.

(c) SELLER maintains a system of internal accounting controls sufficient, in the judgment of the irrespective boards, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with Generally Accepted Accounting Principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. SELLER has established disclosure controls and procedures and designed such disclosure controls and procedures to ensure that material information relating to SELLER is made known to the Chief Executive Officer and Chief Financial Officer of SELLER by others within those entities.

5.9 Events Subsequent to December 31, 2004. Since December 31, 2004, SELLER has operated the Business in the Ordinary Course of Business and SELLER has not suffered any Material Adverse Change. Since that date, and as otherwise disclosed to BUYER in writing, set forth in this Agreement and as specifically set forth in Schedule 5.9.

(a) no party has accelerated, terminated, modified or canceled any agreement, contract, document, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $36,000 to which SELLER is a party or by which SELLER is bound or which is otherwise material to SELLER or the Business and, to the best knowledge of SELLER, no party intends to take any such action;

(b) SELLER has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to any of its assets or property;

(c) SELLER has not made any redemptions of or dividends or distributions in respect of the outstanding Equity Interests or increased the compensation of any director, member, manager, officer or employee thereof;

(d) SELLER has not paid any fee, interest, royalty or any other payment of any kind to the Equityholders or any Affiliate of the Equityholders, other than the payment to the Equityholders of their respective current salaries (if any);

(e) SELLER has not incurred any debt, Lien upon any of its respective assets or any increase in the amount payable by SELLER under any credit or loan agreement to which SELLER is a party;

(f) there has not been any other occurrence, event, incident, action, failure to act or transaction outside the Ordinary Course of Business involving any of SELLER or the Business;

(g) SELLER has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(h) SELLER has not made any capital expenditure (or series of related capital expenditures) either involving more than $36,000 or outside the Ordinary Course of Business;

(i) SELLER has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business;

(j) SELLER has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

(k) SELLER has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

(l) SELLER has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(m) SELLER has not entered into any employment contract or collective bargaining agreement, written or oral (other than ordinary course oral at-will employment arrangements, the generic terms of which are described on an aggregate basis (i.e., ranges of wages or salary, typical benefits, etc.) or modified the terms of any existing such contract or agreement;

(n) SELLER has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

(o) SELLER has not accelerated the collection or receipt of any account receivables outside the Ordinary Course of Business; and

(p) SELLER has not committed to do any of the foregoing.

5.10 Absence of Undisclosed Liabilities. Except as set forth on Schedule 5.10, SELLER has no Liabilities, except for (a) Liabilities reflected on the face of the liabilities section of the Latest Balance Sheet, (b) Liabilities under any agreements, contracts, commitments, licenses or leases which have arisen prior to the date of the Latest Balance Sheet in the Ordinary Course of Business (none of which relates to a breach of contract, breach of warranty, tort, infringement, violation of Law or Proceeding), and (c) Liabilities which have arisen since the date of the Latest Balance Sheet in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, health or safety matter, violation of Law or Proceeding).

5.11 Creditors; Bankruptcy, Etc. Neither SELLER or the Equityholders is involved in any proceeding by or against SELLER or the Equityholders as a debtor in any court under any Title of the United States Bankruptcy Code or any other insolvency or debtors’ relief act, whether state or Federal, or for the appointment of a trustee, receiver, liquidator, assignee, sequestrator or other similar official of SELLER or the Equityholders or for any part of SELLER’ or Equityholder’s property.

5.12 Legal Compliance. SELLER has complied with, and is in compliance with, all applicable Laws, Orders and Permits, and no Proceeding is pending or, to the best knowledge of SELLER, threatened, alleging any failure to so comply.

5.13 Title to Properties. Unless otherwise disclosed in this Agreement or as specifically disclosed in schedule 5.13,

(a) SELLER owns good and marketable title, free and clear of all Liens to all of its respective assets, and the assets of SELLER include all assets, properties and interests in properties presently used by, related to and/or necessary for the conduct of the Business by SELLER in the ordinary course.

(b) The facilities, equipment and other tangible assets of SELLER are in good condition and repair (subject to routine maintenance and repair for similar assets of like age), fit for their particular purpose, and are usable in the ordinary course of the Business.

(c) Attached as Schedule 5.13 (c) is a true and complete listing of all of the fixed assets of SELLER. Schedule 5.13 (a) specifies the locations of the fixed assets SELLER.

(d) SELLER owns no real property (the “Owned Real Property”).

(e) Schedule 5.13 (e) contains a list and brief description of all real property leased by SELLER (the “Real Property”), as well as all buildings and other structures and material improvements located on such Real Property, the name of the lessee and the lessor, a description of the governing agreement, and any requirement of consent of or notice to the lessor to assignment, if any. The Real Property constitutes all real properties used or occupied by SELLER in connection with the Business. With respect to the leased Real Property, SELLER is the holder of all of the leasehold estates purported to be granted by such lease and each lease is in full force and effect and constitutes a valid and binding obligation of such SELLER. The SELLER has delivered to the BUYER true and complete copies of all leases referred to on Schedule 5.13(e).

(f) With respect to the Real Property, except as set forth on Schedule 5.13(a) and (b):

(i) no portion thereof is subject to any pending condemnation proceeding by any public or quasi-public authority and, to the best knowledge of the SELLER, there is no threatened condemnation proceeding with respect thereto;

(ii) no notice of any increase in the assessed valuation of the Real Property and no notice of any contemplated special assessment has been received by any SELLER, and, to the best knowledge of SELLER, there is no threatened increase in the assessed valuation or special assessment pertaining to any of the Real Property;

(iii) there are no leases or other agreements, written or oral, to which any SELLER is a party, granting to any party or parties (other than SELLER) the right of use or occupancy of any portion of any parcel of Real Property;

(iv) there are no parties other than SELLER in possession of any of the Real Property;

(v) with respect to the leased Real Property, there have been no discussions or correspondence with the respective landlords thereof concerning renewal terms for those leases scheduled to expire within twelve (12) months after the date of this Agreement; and

(vi) the physical condition of the Real Property is sufficient to permit the continued conduct of the Business as presently conducted and as proposed to be conducted subject to the provision of usual and customary maintenance and repair performed in the Ordinary Course of Business with respect to similar properties of like age and construction.

5.14 Inventory. The inventory of SELLER consists of supplies which have been acquired and used in the Ordinary Course of Business and consistent with past practice. Such inventory is fit for the purpose for which it was procured.

5.15 Tax Matters. Except as set forth on Schedule 5.15, SELLER and the Equityholders (A) have timely paid all income Taxes and other Taxes required to be paid by them through the date hereof (including any Taxes shown due on any Tax Return) and (B) have filed or caused to be filed in a timely manner (within any applicable extension periods) all Tax Returns required to be filed by them with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are true and complete. All Taxes shown to be due on each of the Tax Returns filed by SELLER or Equityholder has been timely paid in full. Except as set forth on Schedule 5.15, (i) no Liens have been filed and SELLER or the Equityholders have not been notified by the Internal Revenue Service or any other taxing authority that any issues have been raised (and are currently pending) by the Internal Revenue Service or any other taxing authority in connection with any Tax Return SELLER (or the failure to file a Tax Return), and no waivers of statutes of limitations have been given or requested with respect to SELLER; (ii) there are no pending Tax audits of any Tax Returns of SELLER; (iii) no unresolved deficiencies or additions to Taxes have been proposed, asserted or assessed against SELLER; (iv) SELLER has made full and adequate provision (x) on the Latest Balance Sheet for all Taxes payable by them for all periods prior to the date of the Latest Balance Sheet and (y) on their books for all Taxes payable by them for all periods beginning on or after the date of the Latest Balance Sheet; (v) SELLER has not nor will it incur any Tax Liability from and after the date of the Latest Balance Sheet other than Taxes incurred in the Ordinary Course of Business and consistent with previous years; (vi) SELLER has not been nor is now a “personal holding company” within the meaning of Section 542 of the Code or a United States “real property holding corporation” within the meaning of Section 897 of the Code; (vii) SELLER and the Equityholders and their respective predecessors have complied in all respects with all applicable Laws relating to the collection or withholding of Taxes (such as sales Taxes or withholding of Taxes from the wages of employees) and SELLER is not liable for any Taxes for failure to comply with such Laws; (viii) SELLER is not now nor has been a party to any Tax sharing, allocation or distribution agreement; (ix) SELLER has no obligation to make (or possibly make) any payments that will be non-deductible under, or would otherwise constitute a “parachute payment” within the meaning of, Section 280G of the Code (or any corresponding provision of state, local or foreign income Tax law); (x) SELLER has not agreed to and SELLER is not required to make any adjustments pursuant to Section 481 of the Code, and neither the Internal Revenue Service nor any other taxing authority has proposed any such adjustments or changes in the accounting methods of SELLER. SELLER has not made any election to be treated as a pass thru entity under Section 1362 of the Code.

5.16 Intellectual Property.

(a) Schedule 5.16(a) identifies (i) all Intellectual Property used in connection with the Business, (ii) each license, agreement or other permission which SELLER has granted to any third party with respect to any Intellectual Property used in connection with the Business, and (iii) excluding readily available “off the shelf,” “shrink wrapped” software, each item of Intellectual Property that any third party owns and SELLER uses in connection with the Business pursuant to license, sublicense, agreement or permission (clauses (ii) and (iii) are collectively referred to as “Licensed Intellectual Property”).

(b) Except as set forth on Schedule 5.16(b),

(i) SELLER has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties or committed any acts of unfair competition, and SELLER has not received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation, conflict or act of unfair competition;

(ii) SELLER owns, has the right to use, sell, license and dispose of, and has the right to bring actions for the infringement of, and, where necessary, has made timely and proper application for, all Intellectual Property (other than the Licensed Intellectual Property) necessary or required for the conduct of the Business as currently conducted and as proposed to be conducted and, to the best knowledge of the Principal, such rights to use, sell, license, dispose of and bring actions are exclusive with respect to such Intellectual Property;

(iii) there are no royalties, honoraria, fees or other payments payable SELLER to any Person by reason of the ownership, use, license, sale or disposition of the Intellectual Property;

(iv) no activity, service or procedure currently conducted or proposed to be conducted by SELLER violates or will violate any agreement governing the use of Licensed Intellectual Property;

(v) SELLER has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all Intellectual Property;

(vi) no patent, formulation, invention, device, application or principle nor any Law exists or is pending or proposed that would have or could reasonably be expected to have a Material Adverse Effect on the Business as presently conducted or as contemplated to be conducted;

(vii) SELLER has not sent to any third party in the past five years or otherwise communicated to another Person any charge, complaint, claim, demand or notice asserting infringement or misappropriation of, or other conflict with, any Intellectual Property right of SELLER by such other Person or any acts of unfair competition by such other Person, nor, to the best knowledge of SELLER, is any such infringement, misappropriation, conflict or act of unfair competition occurring or threatened; and

(viii) the consummation of the transactions contemplated by the Documents will not adversely impact any of the Intellectual Property utilized in the Business.

5.17 Contracts and Commitments. Except as set forth on Schedule 5.17 or as contemplated by this Agreement, SELLER is not a party to any written or oral:

(a) contract, agreement or arrangement for the employment of any officer, manager, individual employee, or other Person on a full-time, part-time, consulting or other basis;

(b) instrument, agreement or indenture relating to the mortgaging, pledging or otherwise placing a Lien on any asset or group of assets of SELLER;

(c) factoring arrangement or other agreement involving the sale of SELLER’ accounts receivable to a third party at a discount;

(d) guarantee of any obligation for borrowed money or otherwise;

(e) agreement with respect to the lending or investing of funds;

(f) lease or agreement under which SELLER is the lessee, sublessee, occupant, holder or operator of any real or personal property owned by any other party;

(g) lease or agreement under which SELLER is the lessor or sublessor of or permits any third party to occupy, hold or operate any real or personal property owned or controlled by SELLER;

(h) assignment, license, indemnification or agreement with respect to any form of intangible property, including, without limitation, any Intellectual Property or confidential information;

(i) contract or group of related contracts with the same party (excluding purchase orders entered into in the Ordinary Course of Business) for the purchase or sale of products or services under which the undelivered balance of such products and services has a selling price in excess of $20,000;

(j) contract which prohibits SELLER from freely engaging in business anywhere in the world;

(k) contract relating to the purchase, distribution, marketing or sales of SELLER’ services or any other Person’s products or services;

(l) contract containing letter of credits, performance bonds, payment bonds or other similar requirements;

(n) other agreement or instrument which is otherwise material to the Business.

Each agreement, lease, license, contract or commitment disclosed on Schedule 5.17 is valid and enforceable against SELLER and, to the best knowledge of SELLER, the other parties thereto. Except as specifically disclosed on Schedule 5.17, each SELLER has performed in all material respects all obligations required to be performed by it and is not in default under or in breach of nor in receipt of any claim of default or breach under any such agreement, lease, license, contract or commitment to which it is a party; and no event has occurred which with the passage of time or the giving of notice or both would result in a default or breach under any such document. To the best knowledge of SELLER, no other party to any agreement, lease, license, contract, or commitment to which SELLER is a party is in default under or in breach of such document and no event has occurred which with the passage of time or giving of notice or both would result in a default or breach under any such document. SELLER has supplied the BUYER with (i) a true, correct and complete copy of each of the documents listed on Schedule 5.17, together with all amendments, waivers or other changes thereto, and (ii) a complete description of all oral agreements to which SELLER is a party.

5.18 Insurance. Schedule 5.18 lists and briefly describes each insurance policy, self insurance arrangement and bonding arrangement maintained by SELLER with respect to its properties, assets and business, and all currently pending claims thereunder. All of such insurance policies are in full force and effect, and SELLER is not in default with respect to its obligations under any of such insurance policies and none of the SELLER has received any notification of cancellation or modification of any of such insurance policies or has any claim outstanding which could be expected to cause a material increase in SELLER’ insurance rates. There are no facts or circumstances which exist that might relieve any insurer under such insurance policies of its obligations to satisfy in full claims thereunder.

5.19 Employees. The parties acknowledge that SELLER does not have any common law employees and that all its employees for purposes of the provisions in this Agreement shall be deemed to be reference to those employees that are leased by SELLER pursuant to the terms and conditions of that certain employee leasing arrangement by and between SELLER and ADP Total Source and any representation, covenant or disclosure herein, including without limitation, pursuant to Articles 5.19 and 5.20 to the contrary, shall be of no effect

(a) Schedule 5.19 (a) lists all current employees of SELLER as of the Closing Date, their permanent classifications (if applicable), their hourly rates of compensation or base salaries (as applicable), their total 2004 and 2005 (projected) compensation (and any changes thereto which are reasonably likely to be implemented in 2005) and the commencement date of their employment. In addition, to the extent any current employees are on leaves of absence, Schedule 5.19 (a) indicates the nature of such leave of absence and each such employee’s anticipated date of return to active employment. To the knowledge of SELLER, no executive, key employee or group of employees of SELLER listed on Schedule 5.19 (a) has indicated any plans to (i) terminate employment with SELLER or (ii) not continue employment with such SELLER immediately after the Closing. SELLER has no any Knowledge of any material labor relations problems of SELLER. SELLER has not any knowledge of any criminal activity or the prior conviction, indictment, guilty plea or plea of nolo contendere on the part of any of SELLER’ employees or any other actual or alleged activity or actions of any such employees that could reasonably be expected to disqualify any such employee or SELLER from providing services to any current or potential customers.

(b) Except as set forth on Schedule 5.19 (b), (i) SELLER is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to date or amounts required to be reimbursed to such employees and upon termination of the employment of any such employees, neither the MDTO nor SELLER will by reason of anything done prior to the Closing be liable to any of such employees for severance pay or any other payments, (ii) there is no unfair labor practice charge or complaint against SELLER pending before the National Labor Relations Board or any other Governmental Authority, and to the best knowledge SELLER, none is or has been threatened, (iii) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or, to the best knowledge of SELLER threatened against or involving SELLER, (iv) no labor union currently represents the employees of SELLER, (v) to the best knowledge of SELLER, no labor union has taken any action with respect to organizing the employees of SELLER, and (vi) neither any material grievance nor any arbitration proceeding arising out of or under collective bargaining agreements is pending and no claim thereto has been asserted against SELLER. Except as set forth on Schedule 5.19 (b), SELLER is not a party to or bound by any collective bargaining agreement, union contract or similar agreement.

(c) Except as set forth on Schedule 5.19 (c), (i) SELLER is, and has at all times been, in compliance in all material respects with all Laws relating to the hiring of employees, employment and employment practices (including provisions thereof relating to immigration and citizenship, including proper completion and processing of Forms I-9 for all employees), terms and conditions of employment, wages, hours of work, equal opportunity, the payment of social security and other Taxes and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation; (ii) no charges with respect to or relating to SELLER are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices; (iii) there are no employment handbooks, personnel policy manuals or similar documents that create prospective employment rights or obligations in any employee of SELLER; (iv) assuming the BUYER complies with its obligations hereunder, the transactions contemplated by this Agreement will not create liability under any local, state or federal law respecting reductions in force or the impact on employees of plant closings or sales of businesses.

(d) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any director, manager or employee of SELLER from SELLER, under any Plan or otherwise; (ii) increase any benefits otherwise payable under any Plan or otherwise; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(e) No valid claim may be asserted by any third party against SELLER or any of the Designated Persons (as hereinafter defined) with respect to (i) the employment by, or association with SELLER of any of the present officers, managers or employees of or consultants to SELLER (said officers, managers, employees and/or consultants being hereinafter, collectively referred to as the “Designated Persons”) or (ii) the use, in connection with the

Business, by any of the Designated Persons of any information which SELLER or any Designated Person is prohibited from using, in each case under any prior agreements, arrangements or other preexisting set of facts, including, without limitation, any such agreement or arrangement between any Designated Person, or any legal or equitable considerations applicable to, among other things, unfair competition, trade secrets or proprietary information.

5.21	Customers Schedule 5.21 lists:

(i) all customers during the fiscal years ended December 31, 2004 and current year to date through the date of Closing of SELLER; and

(ii) gross sales to the customers identified in subclause (i) above for the fiscal years ended and December 31, 2004 and the current year to date through date of closing.

Except as set forth on Schedule 5.21, no such customer has terminated or reduced its business with SELLER in the last twelve (12) months. No changes have occurred to the customer base other than in the Ordinary Course of Business. Neither SELLER nor Equityholders have received any notice or otherwise has any reason to believe that any of the customers listed on Schedule 4.21 intends to terminate or reduce its business with SELLER. Without limiting the foregoing, to the best knowledge of SELLER, in the six (6) months preceding the Closing Date, SELLER has not engaged in rebate, discount, advance sale programs, volume discounts, or other programs or arrangements (such as arrangements to sell to customers products or services in excess of such customers’ reasonably foreseeable requirements) with its customers which might reasonably be expected to result in such customers reducing, temporarily or permanently, their purchases of services and products from SELLER after the Closing

5.22 Accounts Receivable. The notes and accounts receivable reflected on the Latest Balance Sheet (net of allowances for doubtful accounts as reflected thereon) are valid receivables and, except as set forth on Schedule 5.22, have been collected or are current and collectible within ninety (90) days after the due date related to such receivables, subject to no valid counterclaims or set-offs, at the aggregate recorded amount thereof as shown on the Latest Balance Sheet. The notes and accounts receivable reflected on the books and records of the SELLER as of the Closing Date are valid receivables and, except as set forth on Schedule 5.22, are current and collectible within ninety (90) days after the due date or the execution date related to such receivables, subject to no valid counterclaims or set-offs, at the aggregate recorded amount thereof recorded on each books and records, net of the recorded amount of allowances for doubtful accounts computed in a manner consistent with the accounting practices used in the preparation of the Latest Balance Sheet.

5.23 Accounts and Notes Payable. There are no accounts or notes payable by SELLER that are past due (including the time and amount past due) as of Closing Date. All accounts payable and notes payable by SELLER to third parties as of the date hereof arose in the Ordinary Course of Business, and there is no such account payable or note payable delinquent in its payment. Schedule 5.23 sets forth the payee, the due date and the amount of all accounts and notes payable of SELLER as of the date hereof.

5.24 Warranties of Services; Regulatory Compliance.

(a) All services rendered by SELLER have been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, except for any nonconformities arising in the ordinary course of business consistent with past practices. SELLER has no material liability and SELLER has received no written or, to the best knowledge of SELLER, oral notice of a reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to such material liability, for curing or providing additional services or other damages in connection therewith.

(c) Except as set forth on Schedule 5.24, since the inception of SELLER, no Governmental Authority regulating the Business has commenced, or to the best knowledge of SELLER, threatened to commence, any investigation or proceeding relating to the Business, and SELLER has not been responsible for, subject to, become aware or otherwise been notified of, and does now have any Liability (and to the best knowledge of SELLER there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any Liability) as a result of or in connection with any of the services performed by SELLER.

5.25 Insider Interests. Except as disclosed on Schedule 5.25, SELLER, no current or former equityholder of SELLER nor any Affiliate of such Persons has, or in the last five (5) fiscal years, has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Business. Except as set forth on Schedule 5.25, and except for compensation to regular employees of SELLER, no current or former Affiliate of SELLER or any Associate thereof, is now, or has been during the last five (5) fiscal years, (i) a party to any transaction or contract with SELLER, (ii) indebted to SELLER, or (iii) the direct or indirect owner of an interest in any Person which is a present or potential competitor, supplier, lessor, subcontractor, or customer of SELLER, nor does any such Person receive income from any source other than SELLER which should properly accrue to SELLER. Except as set forth on Schedule 5.29, SELLER is not a guarantor or otherwise liable for any Liability (including indebtedness) of any Equityholder.

5.26 Bank Accounts; Powers of Attorney. Schedule 5.26 sets forth a true and complete list of (i) all bank accounts and safe deposit boxes of SELLER and all Persons who are signatories thereunder or who have access thereto and (ii) the names of all Persons holding general or special powers of attorney from SELLER and a summary of the terms thereof.

5.27 Brokers. Schedule 5.27 sets forth a true and complete list of (or descriptions of all oral arrangements with), each agent, broker, investment banker, Person or firm who or which has acted on behalf, or under the authority, of SELLER or any Equityholder or will be entitled to any fee or commission directly or indirectly from anyone in connection with any of the transactions contemplated hereby.

5.28 Conflicts of Interests. Neither SELLER or any officer, manager, employee, agent or any other Person acting on behalf of SELLER has, directly or indirectly, given or agreed to give any money, gift or similar benefit to any customer, supplier, employee or agent of a customer or supplier, or official or employee of any Governmental Authority or other Person who was, is, or may be in a position to help or hinder the business of SELLER (or otherwise assist in connection with any actual or proposed transaction) that (i) might subject SELLER to any damage or penalty in any Proceeding, (ii) if not given in the past, might have had a Material Adverse Effect on SELLER, (iii) if not continued in the future, might have a Material Adverse Effect on SELLER or (iv) would reasonably be expected to violate a Code of Conduct, Code of Ethics, or other similar policy of the customer or supplier.

5.29 Certain Practices. Neither SELLER or any officer, manager, director, members, employee, consultant or agent thereof acting on behalf of SELLER has made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to: (a) any foreign, federal, state or local governmental official for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a foreign, federal, state or local governmental agency or subdivision thereof; or (b) any political party or official thereof or candidate for political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a foreign government or agency or subdivision thereof, in the case of both (a) and (b) above in order to assist SELLER to obtain or retain business for or direct business to SELLER under circumstances which would subject SELLER to Liability.

5.30 Disclosure.

(a) The representations and warranties of SELLER in this Agreement (including the Schedules attached hereto), taken as a whole, do not omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b) There is no fact known to SELLER that has specific application to SELLER or the Business (other than general economic or industry conditions) that materially adversely affects or, as far as SELLER can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of SELLER or the Business that has not been set forth in this Agreement including the Schedules.

(c) Except as itemized in Schedule 4.30 attached hereto, SELLER has not violated any of the rules and regulations of the Health Insurance Portability and Accountability Act of 1996 (HIPAA) and is in full compliance with rules and regulations promulgated thereunder.

Article VI

REPRESENTATIONS AND WARRANTIES OF MDTO

As a material inducement to the Equityholders to enter into and perform their obligations under this Agreement, MDTO warrants to the Equityholders as follows:

6.1 Delivery of Consideration MDTO has delivered the Purchase Price to the Equityholders in accordance with provisions of Section 2.1.

6.2 Organization MDTO is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

6.3 Authorization of Transaction MDTO has full corporate power and authority to execute and deliver each Document to which it is a party and any and all instruments necessary or appropriate in order to effectuate fully the terms and conditions of the Documents and all related transactions and to perform its obligations under the Documents. Each Document to which MDTO is a party has been duly authorized by all necessary corporate action on the part of MDTO and has been duly executed and delivered by MDTO and constitutes the valid and legally binding obligation of MDTO enforceable against MDTO in accordance with its terms and conditions.

6.4 Non-contravention Neither the execution, delivery and performance of the Documents nor the consummation of the transactions contemplated thereby, nor compliance by MDTO with any of the provisions thereof, will (i) violate, conflict with, or result in a material breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any of the terms, conditions or provisions of the Fundamental Documents of MDTO bond, mortgage, indenture, deed of trust, or other agreement to which MDTO is bound, or by which MDTO or any of its properties or assets may be bound or affected, which in either case would prevent MDTO’s consummation of the transactions contemplated hereby, or (ii) violate any Law applicable to MDTO or any of their properties or assets which would prevent MDTO’s consummation of the transactions contemplated hereby. No consent or approval by, notice to, or registration with, any Governmental Authority is required on the part of MDTO in connection with the execution and delivery of this Agreement or the consummation by MDTO of the transactions contemplated hereby which would prevent MDTO’s consummation of the transactions contemplated hereby.

6.5 Absence of Litigation As of the Closing, there is no (a) Order of any nature issued by a Governmental Authority with competent jurisdiction directing that the transactions provided for herein or any material aspect of them not be consummated as herein provided or (b) any Proceeding before any Governmental Authority pending wherein an unfavorable Order would (i) prevent the performance by MDTO of this Agreement or the other Documents or the consummation of any material aspect of the transactions contemplated hereby, (ii) declare unlawful any material aspect of the transactions or events contemplated by this Agreement or the other Documents, or (iii) cause any material aspect of any transaction contemplated by this Agreement or the other Documents to be rescinded.

6.6 Confidentiality. Notwithstanding any provision in the Agreement to the contrary, prior to Closing and while any portion of the Purchase Price remains in escrow, on or following Closing no one on behalf of BUYER or MGSI, directly or indirectly, shall contact, verbally or in writing, any existing or past customer of SELLER without the express written consent and upon such conditions authorized by Anthony F. Maniscalco and Brina Cabrera. This provision shall not apply to any unintentional contact by BUYER’s marketing efforts.

6.7 Transferability. As long as any portion of the Purchase Price remains in Escrow or unpaid, MDTO shall not, directly or indirectly transfer, encumber, or otherwise convey, by operation of law or otherwise the Equity Interest or assets of the Business, without the express written consent and conditions authorized by Anthony F. Maniscalco and Brina Cabrera.

6.8 Escrow Depletion. The principal amount of the sums placed in escrow and invested per the instructions contained in the Escrow Agreement, shall not be depleted by the investment vehicle used to invest the funds placed in escrow hereunder. Should such depletion occur, Buyer shall replenish such account to the correct amount.

Article VII

ADDITIONAL AGREEMENTS

7.1 Pre-Closing Covenants of SELLER and the Equityholders Except as otherwise provided herein, SELLER and each Equityholder, as the case may be, jointly and severally covenant and agree with MDTO as follows:

(a) Normal Course. SELLER and each Equityholder have done the following:

(i) maintained its corporate existence in good standing;

(ii) maintained the general character of the business of SELLER;

(iii) maintained all presently existing insurance coverage relating to the business, operations, or assets of SELLER, to preserve the business organization of SELLER intact, kept the services of the present principal employees of SELLER, and preserved the good will of SELLER and its material suppliers and customers and others having material business relationships with SELLER;

(iv) permitted MDTO full access to SELLER’ management, minute books, other books and records, contracts, agreements, properties, and operations at all reasonable times;

(v) in all respects has conducted the business of SELLER in the usual and ordinary manner consistent with past practice; and

(b) Breach of Representations and Warranties. Promptly upon becoming aware of (i) any fact or condition which constitutes, or could reasonably be expected to cause or result in, a material breach of any of the representations and warranties of SELLER or any Equityholder contained in or referred to in this Agreement, or (ii) the occurrence of any event that would constitute, or could reasonably be expected to cause or result in, a material breach of any of the representations and warranties of SELLER or any Equityholder contained in or referred to in this Agreement, SELLER or such Equityholder shall give detailed written notice thereof to the BUYER and shall use commercially reasonable efforts to remedy the same.

7.2 Pre-Closing Covenants of MDTO MDTO covenants and agrees with the Equityholders as follows:

(a) Certain Filings and Approvals. MDTO has (i) made or caused to be made all filings with Governmental Authorities that are required to be made by MDTO or their Affiliates to carry out the transactions contemplated hereunder and (ii) use its commercially reasonable efforts to obtain any approvals of Governmental Authorities required to carry out the transactions contemplated hereunder.

(b) Breach of Representations and Warranties. Promptly upon becoming aware of any breach of (i) any fact or condition which constitutes a material breach of any of the representations or warranties of MDTO contained in or referred to in this Agreement or (ii) the occurrence of any event that would constitute, or could reasonably be expected to cause or result in, a material breach of any of the representations and warranties of MDTO contained in or referred to in this Agreement, MDTO shall give detailed written notice thereof to the SELLER and the Equityholders and shall use commercially reasonable efforts to remedy the same.

c) Due Diligence. MDTO has made such investigations of the Business, Assumed Liabilities, Permitted Liens and other matters deemed relevant by MDTO to determine the suitability of the acquisitions contemplated herein and further represents that i) it has made the determination to enter this Agreement without any representation by SELLER or Equityholders of any chances for success, return of investment or profitability of the Business and ii) is acquiring the Equity Interest for its own account without regard for any applicable federal or state securities law registration or disclosure requirements and iii) it shall not transfer same in violation of applicable federal or state securities laws.

7.3 Survival The representations, warranties, covenants and other agreements set forth in this Agreement or in any certificate or other writing delivered in connection with this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby; provided, however, that any claim for Adverse Consequences arising out of or with respect to the inaccuracy of any such representation or the breach of any such warranty must be asserted in writing by notice given to the other party on or before the date that is five (5) years following the Closing Date, failing which any such claim shall be waived and extinguished, excluding, however, claims for Adverse Consequences with respect to the inaccuracy of representations and breach of warranties contained in any Core Representations, which may be asserted until the expiration of the applicable statute of limitations (giving effect to any waivers or extensions thereof) for which any third party claims may be asserted. No right of the BUYER Group for indemnification hereunder shall be affected by any examination made for or on behalf of the BUYER or MDTO, the knowledge of any of the BUYER’s or MDTO’s officers, directors, stockholders, employees or agents, or the acceptance by the BUYER or MDTO of any certificate or opinion.

7.4 Indemnification Agreement The Parties hereby agree to indemnify each other with respect to various matters set forth in, and in accordance with the terms of, the Indemnification Agreement attached hereto as Exhibit “C”.

7.5 Transaction Expenses.

(a) MDTO shall pay all of its expenses in connection with the transactions contemplated hereby, including without limitation, all attorneys’ fees and expenses and accountants’ fees and expenses. The Equityholders shall pay all of their expenses and all of the expenses of SELLER incurred in connection with the transactions contemplated hereby, including without limitation, all attorneys’ fees and expenses and accountants’ fees and expenses.

(b) Any Taxes imposed on the sale of the Equity Interests of SELLER at the Closing shall be borne by the Equityholders.

7.6 Tax Matters The following provisions shall govern the allocation of responsibility as between MDTO and the Equityholders for certain Tax matters following the Closing Date:

(a) Tax Periods Ending on or Before the Closing Date. As long as any of the Purchase Price remains in escrow, Equityholders and MDTO shall jointly prepare or cause to be prepared and file or cause to be filed all Tax Returns for SELLER for all periods ending on or prior to the Closing Date which are due to be filed after the Closing Date. With respect to any income Tax Return required to be filed for a taxable period of the SELLER ending on or prior to the Closing Date any such income Tax Return shall be prepared in a manner consistent with the prior returns of the SELLER (except to the extent that filing in such a manner would violate the applicable laws and regulations of the relevant taxing jurisdiction) In the event that the parties disagree with the preparation of such income Tax Return, MDTO and Equityholders shall (i) use such funds to make an estimated tax payment at such time and (ii) if possible, file for an extension of time to file the income Tax Return, and, if MDTO and the Equityholders are not able to resolve the dispute within sixty (60) days of notice by either party, the final determination of the Tax owed shall be made by a mutually agreeable independent accountant whose fees and expenses shall be borne by the party whose position differs by the largest dollar amount from the final determination of such accountant.

(b) Tax Periods Beginning Before and Ending After the Closing Date. As long as any of the Purchase Price remains in escrow, Equityholders and MDTO shall jointly prepare or cause to be prepared and file or cause to be filed all Tax Returns for SELLER for all periods ending on or prior to the Closing Date which are due to be filed after the Closing Date. With respect to any income Tax Return required to be filed for a taxable period of the SELLER ending on or prior to the Closing Date, any such income Tax

Return shall be prepared in a manner consistent with the prior returns of the SELLER (except to the extent that filing in such a manner would violate the applicable laws and regulations of the relevant taxing jurisdiction) MDTO and Equityholders shall (i) use such funds to make an estimated tax payment at such time and (ii) if possible, file for an extension of time to file the income Tax Return, and, if MDTO and the Equityholders are not able to resolve the dispute within sixty (60) days of notice by either party, the final determination of the Tax owed shall be made by a mutually agreeable independent accountant whose fees and expenses shall be borne by the party whose position differs by the largest dollar amount from the final determination of such accountant.

(c) Cooperation on Tax Matters.

(i) MDTO, SELLER and the Equityholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. MDTO and the Equityholders agree (A) to retain all books and records with respect to Tax matters pertinent to SELLER relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by MDTO or the Equityholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, MDTO or the Equityholders, as the case may be, shall allow the other party to take possession of such books and records.

(ii) MDTO and the Equityholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby) without the imposition of a countervailing Tax or loss of Tax attributes on or by the Party to whom such request is directed.

(iii) MDTO and the Equityholders further agree, upon request, to provide the other party with all information that either party may need to prepare any and all tax returns.

7.7 Efforts to Consummate; Further Assurances; Transition Assistance Subject to the terms and conditions herein provided, the Parties shall do or cause to be done all such acts and things as may be necessary, proper or advisable, consistent with all applicable Laws, to consummate and make effective the transactions contemplated hereby as soon as reasonably practicable. Each of the Parties agrees that it will from time to time on or after the Closing promptly do, execute, acknowledge and deliver and will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, certificates, bills of sale, assignments, transfers, conveyances, powers of attorney, assurances and other documents as may be reasonably requested by any of the other Parties for better assigning, transferring, granting, conveying, assuring and conferring right, title and interest of the Equity Interests of SELLER to MDTO.

7.8 Use of Corporate Names. Notwithstanding the foregoing, BUYER agrees that the corporate name of SELLER shall not be changed until the purchase price has been paid in full.

7.9 Non-Competition Agreements The Equityholders hereby agree, in consideration by the BUYER of the Purchase Price and other good and valuable consideration, to certain non-competition and non-solicitation provisions as set forth in each of the Non-Competition Agreements, a copy of which is attached as Exhibit “D”.

7.10 Release of Guaranty. The parties agree that a condition of SELLER and Equityholders requirement to close shall be the release or indemnification, upon such terms acceptable to Equityholders, of any and all personal liability for any Assumed Liabilities, Permitted Liens or other matters assumed by BUYER.

Article VIII

DEFINITIONS

In addition to the words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context clearly requires otherwise:

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, the loss of Tax attributes, liens, losses, lost profits, diminution in value, expenses, and fees, including court costs and attorneys’ fees and expenses (whether such attorneys’ fees and expenses arise out of a dispute or claim between the parties or out of a dispute involving third parties).

“Affiliate” means, with respect to any Person, any of (a) a director, officer or stockholder of such Person, (b) a spouse, parent, sibling or descendant of such Person (or a spouse, parent, sibling or descendant of any director or officer of such Person) and (c) any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person. The term “control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Associate” shall have the meaning ascribed to such term in Rule 12(b)-2 promulgated under the Securities Exchange Act of 1934, as amended.

“Assumed Liabilities” includes only:

(i) those accounts payable of SELLER relating to the Business and those accrued expenses of SELLER relating to the Business (excluding all state, local or federal income Taxes), to the extent such accounts payable and accrued expenses arose in the ordinary course of the Business and are recorded on the Latest Balance Sheet and remain unpaid at Closing, but not including any Liability arising out of or in connection with a breach of contract, breach of warranty, tort, infringement, violation of Law, or Proceeding, or which relates to any Liability of the Equityholder or any Affiliate thereof;

(ii) those Liabilities of the SELLER arising or to be performed after the Closing (but not including any obligation or Liability arising out of or in connection with any activity of SELLER occurring as of or prior to the Closing); and

(iii) those post-Closing Business warranty claims to the extent that the same do not exceed, on an individual basis or in the aggregate, the historical allowance levels of SELLER.

(iv) Permitted Liens, any tangible property taxes owed applicable taxing authorities and any other matter specifically assumed in this Agreement.

“Balance Sheet” has the meaning assigned to such term in Section 5.8.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

“Business” has the meaning assigned to such term in the recitals of this Agreement.

“BUYER” has the meaning assigned to such term in the preamble of this Agreement.

“Closing” has the meaning assigned to such term in Section 2.2.

“Closing Date” has the meaning assigned to such term in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

“Defined Benefit Pension Plan” shall have the meaning set forth in Section 3(35) of ERISA.

“Employee Benefit Plan” means any (a) qualified or non-qualified Employee Pension Benefit Plan (including any Multiple Employer Plans or Multi-Employer Plans), (b) Employee Welfare Benefit Plan, or (c) employee benefit, fringe benefit, bonus, incentive, deferred compensation, vacation, employment, change in control, stock option or other equity-based, severance plan or other plan, program or arrangement, whether or not subject to ERISA and whether or not funded.

“Employee Pension Benefit Plan” shall have the meaning set forth in Section 3(2) of ERISA.

“Employee Welfare Benefit Plan” shall have the meaning set forth in Section 3(1) of ERISA.

“Employment Agreements” means each of the Employment Agreements to be dated as of the Closing Date between the BUYER and Maniscalco and Cabrera in substantially the form of Exhibit “E” hereto.

“Equity Interests” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, the issuing Person, and (e) all warrants, options, convertible securities or other rights to acquire any of the interests set forth in clauses (a)-(d) above.

“Equityholder” has the meaning assigned to such term in the preamble of this Agreement.

“ERISA Affiliate” means, with respect to any Person, any other Person that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with such Person as defined in Section 414(b), 414(c), or 414(m) or 414(o) of the Code.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Financial Statements” has the meaning assigned to such term in Section 5.8.

“Fundamental Documents” means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Fundamental Documents” of a corporation would include its charter and bylaws and of a partnership would include its certificate of partnership and partnership agreement and of a limited liability company would include its articles of organization and operating agreement.

“GAAP” means United States generally accepted accounting principles, applied on a consistent basis.

“GAAP EBITDA” means the SELLERS earnings before interest taxes depreciation and amortization as computed by the formula used in SELLERS September 30, 2005 financial statements which have been reviewed by Santana and Byrd CPAs and attached hereto pursuant to schedule “5.8”.

“Governmental Authority” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, Federal, state, county or local.

“MDTO” has the meaning assigned to such term in the preamble to this Agreement.

“Indemnification Agreement” means the Indemnification Agreement, dated as of the date hereof, by and among MDTO, SELLER and the Equityholders, in substantially the form of Exhibit “C” hereto.

“Intellectual Property” means (a) all inventions, all improvements thereto and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all registered and unregistered trademarks, service marks, trade dress, logos, trade names, and corporate names including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all trade secrets, customer lists, supplier lists, pricing and cost information, business and marketing plans and other confidential business information, (e) all computer programs and related software, (f) all other proprietary rights, (g) all domain names, url’s, and registrations in respect thereof, and (h) all copies and tangible embodiments thereof.

“Latest Balance Sheet” has the meaning assigned to such term in Section 5.8.

“Law” means any constitution, law, statute, treaty, rule, directive, requirement or regulation or Order of any Governmental Authority.

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Lien” means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sales and title retention agreement (including any lease in the nature thereof), charge, encumbrance, easements, reservations, restrictions, clouds, rights of first refusal or first offer, options, or other similar arrangement or interest in real or personal property.

“Non-Competition Agreement” means the Non-Competition Agreement, dated as of the date hereof, by and among the BUYER and the Equityholders, in substantially the form of Exhibit “D” hereto.

“Material Adverse Change” means, with respect to any Person, any material adverse change in the business, operations, assets (including levels of working capital and components thereof), condition (financial or otherwise), operating results, liabilities, customer, supplier or employee relations or business prospects of such Person or any material casualty loss or damage to the assets of such Person, whether or not covered by insurance.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on the business, operations, assets (including levels of working capital and components thereof), condition (financial or otherwise), operating results, liabilities, customer, supplier or employee relations or business prospects of such Person.

“Multi-Employer Plan” shall have the meaning set forth in Section 3(37) of ERISA.

“Multiple Employer Plan” shall have the meaning set forth in Section 413 of the Code.

“Non-Compete Allocated Amount” has the meaning assigned to such term in Section 2.3.

“Orders” means judgments, writs, decrees, compliance agreements, injunctions or orders of and Governmental Authority or arbitrator.

“Ordinary Course of Business” means the ordinary course of business consistent with the past custom and practice of SELLER and their Affiliates (including with respect to quantity and frequency).

“Parties” means MDTO, SELLER and the Equityholders.

“Permits” means all permits, licenses, authorizations, registrations, franchises, approvals, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities, including without limitation, any requisite occupational license or certificate of competency.

“Permitted Liens” means (i) Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which there are adequate reserves on the books, (ii) workers or unemployment compensation Liens arising in the ordinary course of business; (iii) mechanic’s, materialman’s, supplier’s, vendor’s or similar Liens arising in the ordinary course of business securing amounts that are not delinquent, (iv) zoning ordinances, easements and other restrictions of legal record affecting real property which would be revealed by a survey and would not, individually or in the aggregate, materially interfere with the usefulness of such real property to the Business, and liens associated with the GE Capital, CitiCapital, Netbank, Gulfstream and American Express leases attached hereto with schedule 5.17b, which leases the MDTO shall be assuming.

“Person” shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority (or any department, agency, or political subdivision thereof).

“Proceeding” means any action, suit, proceeding, complaint, charge, hearing, inquiry or investigation before or by a Governmental Authority or arbitrator.

“Prohibited Transaction” has the meaning set forth in Section 406 of ERISA and Section 4975 of the Code.

“Purchase Price” has the meaning assigned to such term in Section 2.1.

“Retained Liabilities” has the meaning assigned to such term in Section 1.2.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means any corporation or other Person with respect to which a specified Person (or a Subsidiary thereof) has the power to vote or direct the voting of sufficient securities to elect a majority of the directors (or other persons performing similar functions).

“Tax” as used in this Agreement, means any of the Taxes, and “Taxes” means, with respect to any Person, (a) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties and other taxes, fees, assessments or charges of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any taxing authority (domestic or foreign) on such Person (if any) and (b) any liability for the payment of any amount of the type described in the immediately preceding clause (a) as a result of being a “transferee” (within the meaning of Section 6901 of the Code or any other applicable Law) of another entity or a member of an affiliated or combined group.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Article IX

MISCELLANEOUS

9.1 No Third Party Beneficiaries This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, personal representatives, heirs and estates, as the case may be.

9.2 Entire Agreement This Agreement and the other Documents referred to herein constitute the entire agreement among the Parties and supersede any prior correspondence or documents evidencing negotiations between the Parties, whether written or oral, and all understandings, agreements or representations by or among the Parties, written or oral.

9.3 Successors and Assigns This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. Notwithstanding the above, or any provision herein to the contrary, MDTO may not transfer any of its rights, interest or obligations in MGSI while any portion of the purchase price remains unpaid to Equityholders, without the written consent of Equityholders.

9.4 Counterparts This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

9.5 Headings The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.6 Notices All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given when delivered personally to the recipient, telecopied to the intended recipient at the telecopy number set forth therefor below (with hard copy to follow), or sent to the recipient by reputable express courier service (charges prepaid) and addressed to the intended recipient as set forth below:

If to the Equityholders, to the address of such Equityholder as set forth on Schedule I.

If to the SELLER:

Medical Group Services, Inc.

2810 West St. Isabel Street # 201

Tampa, Fla., 33607

Telephone: (813) 890-8355

Telecopy: (813) 884-8355

Attention: Anthony F. Maniscalco

Frank J. Greco, P.A.

4047 Henderson Boulevard

Tampa, FL 33629

Telephone: (813) 287-0550

Telecopy: (813) 289-5331

If to MDTO:

620 Florida St., Suite 200

Baton Rouge, La. 70801

Telephone: (225) 343-7169

Telecopy: (225) 408-1805

Attention: Jose S. Canseco

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

9.7 Governing Law This Agreement will be governed by and construed in accordance with the laws of the State of Florida without regard to conflicts of laws principles that would require the application of any other law.

9.8 Amendments and Waivers No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.9 Incorporation of Exhibits and Schedules The Exhibits, Schedules and other attachments identified in this Agreement are part of this Agreement as if set forth in full herein.

9.10 Construction The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The word “including” shall mean including without limitation. Nothing in the Schedules hereto shall be deemed to adequately disclose an exception to a representation or warranty made herein unless the applicable Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed to adequately disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

9.11 Independence of Covenants and Representations and Warranties All covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain covenant, the fact that such action or condition is permitted by another covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder.

9.12 Remedies The Parties shall each have and retain all other rights and remedies existing in their favor at Law or equity, including, without limitation, any actions for specific performance and/or injunctive or other equitable relief to enforce or prevent any violations of the provisions of this Agreement. Without limiting the generality of the foregoing, SELLER and the Equityholders hereby agree that in the event the Equityholders fail to convey the Equity Interests of SELLER to MDTO in accordance with the provisions of this Agreement, the BUYER’s and MDTO’s remedy at law may be inadequate. In such event, the BUYER shall have the right, in addition to all other rights and remedies it may have, to specific performance of the obligations of the Equityholders to convey the Equity Interests of SELLER.

9.13 Knowledge of Equityholder Attributable to SELLER Whenever any statement herein or in any schedule, exhibit, certificate or other document delivered to any Party pursuant to this Agreement is made “to the best knowledge of the SELLER” or containing words of similar intent or effect, the knowledge of the SELLER will be deemed to include, without limitation, the knowledge of the Equityholders, and each of the managers of SELLER. SELLER shall be required (and the Equityholders shall be required to cause SELLER) to examine all relevant documents and to make due inquiries of each of its directors and officers and each of its other employees, managers, lawyers, accountants and agents who would likely have knowledge of the relevant facts or circumstances.

9.14 Severability It is the desire and intent of the Parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(a) Specific Performance. Notwithstanding the foregoing, if any Equityholder breaches, or threatens to commit a breach of, any of his covenants herein or the provisions of the Non-Competition Agreement (collectively, the “Covenants”), MDTO and SELLER shall have the right and remedy to seek from any court of competent jurisdiction specific performance of the Covenants or injunctive relief against any act which would violate any of the Covenants, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to MDTO and SELLER and that money damages will not provide an adequate remedy to MDTO and SELLER and it being further acknowledged that such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to MDTO and SELLER under law or in equity.

(b) Severability of Covenants. If any of the Covenants, or any part thereof, is held by a court of competent jurisdiction or any foreign, federal, state, county or local government or other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the Covenants shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and such court, government agency or authority shall be empowered to substitute, to the extent enforceable, provisions similar thereto or other provisions so as to provide MDTO and SELLER to the fullest extent permitted by applicable law, the benefits intended by such provisions.

(c) Enforceability in Jurisdictions. The Parties intend to and hereby confer jurisdiction to enforce the Covenants upon the courts of any jurisdiction within the geographical scope of such Covenants. If the courts of any one or more of such jurisdictions hold the Covenants wholly or partially invalid or unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Parties that such determination not bar or in any way affect MDTO or SELLER’ right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Covenants, as to breaches of such Covenants in such other respective jurisdictions, such Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants; provided, that the enforcement of any breach or alleged breach of a Covenant shall take place in the jurisdiction where such breach or alleged breach took place or was alleged to have taken place.

(d) Enforcement. The provisions of this Agreement may be enforced by any court of competent jurisdiction, and the Party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees and expenses to be paid by the Party against whom enforcement is ordered.

Article X

TERMINATION OF AGREEMENT

10.1 Termination This Agreement may be terminated:

(a) By the mutual written consent of MDTO and Equityholders;

(b) By Equityholders in writing if MDTO shall (i) fail to perform in any material respect its agreements contained herein or in any of the other documents executed in conjunction with the Closing; or (ii) materially breach any of its representations, warranties or covenants contained herein, which failure or breach is not cured within ten (10) Business Days after the Equityholders have notified MDTO of their intent to terminate this Agreement pursuant to this subparagraph (b);

(c) By MDTO in writing if Equityholders shall (i) fail to perform in any material respect their agreements contained herein or in any of the other documents executed in conjunction with the Closing; or (ii) materially breach any of their representations, warranties or covenants contained herein, which failure or breach is not cured within ten (10) Business Days after MDTO has notified Equityholders of its intent to terminate this Agreement pursuant to this subparagraph (c);

(d) By either the Equityholders or MDTO in writing if there shall be any Order of any Governmental Authority binding on MDTO, SELLER and/or any Equityholder, which prohibits or restrains MDTO, SELLER and/or any Equityholder from consummating the transactions contemplated hereunder, provided that the terminating party shall have used its reasonable efforts to have any such Order lifted and the same shall not have been lifted within thirty (30) days after entry, by any such Governmental Authority.

10.2 Effect of Termination In the event of a termination pursuant to Section 10.1(a), this Agreement shall become void and there shall be no liability or obligation on the part of any Party hereto except for the return of the purchase price paid by MDTO to Equityholders as a result of this Agreement.

Termination pursuant to subparagraphs (b), (c) Section 10.1 shall not relieve a defaulting or breaching Party from any liability to the other Parties.

Furthermore, if this Agreement is terminated by either party pursuant to this Section 10 due to the breach of any provision of this Agreement or in the other documents executed in conjunction with the Closing, the non-defaulting party then shall, in addition to any remedies provided by law or in the escrow agreement, be entitled to be reimbursed from any escrowed funds an amount equal to any sums awarded the non-defaulting party due as a result of such default including without limitation, reasonable attorneys’ fees and expenses.

IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement as of the date first above written.

BUYER:

MD Technologies Inc.

By:
Name: Jose S. Canseco
Title: V-P Mergers and Acquisitions

SELLER
Medical Group Services, Inc.

By:
Name: Anthony F. Maniscalco
Title: Chief Executive Officer

EQUITYHOLDERS:

Anthony F. Maniscalco

Catherine A. Maniscalco

Brina Cabrera

STATE OF FLORIDA COUNTY OF	}	SS

I, Frank J. Greco, a Notary Public in and for said County, in the State aforesaid, DO HEREBY CERTIFY that Jose S. Canseco appeared before me this day in person, and acknowledged that he signed and delivered the said instrument as his own free and voluntary act for the uses and purposes therein set forth.

GIVEN under my hand and Notarial Seal this 31st day of October, 2005.

Notary Public
My Commission Expires:

STATE OF FLORIDA COUNTY OF	}	SS

I, Frank J. Greco, a Notary Public in and for said County, in the State aforesaid, DO HEREBY CERTIFY that Brina Cabrera appeared before me this day in person, and acknowledged that he signed and delivered the said instrument as his own free and voluntary act for the uses and purposes therein set forth.

GIVEN under my hand and Notarial Seal this 31st day of October, 2005.

Notary Public
My Commission Expires:

STATE OF FLORIDA COUNTY OF	}	SS

I, Frank J. Greco, a Notary Public in and for said County, in the State aforesaid, DO HEREBY CERTIFY that Anthony F. Maniscalco appeared before me this day in person, and acknowledged that he signed and delivered the said instrument as his own free and voluntary act for the uses and purposes therein set forth.

GIVEN under my hand and Notarial Seal this 31st day of October, 2005.

Notary Public
My Commission Expires:

STATE OF FLORIDA COUNTY OF	}	SS

I, Frank J. Greco, a Notary Public in and for said County, in the State aforesaid, DO HEREBY CERTIFY that Catherine A. Maniscalco appeared before me this day in person, and acknowledged that he signed and delivered the said instrument as his own free and voluntary act for the uses and purposes therein set forth.

GIVEN under my hand and Notarial Seal this 31st day of October, 2005.

Notary Public
My Commission Expires: